Exhibit 99.1

T Stamp Inc. - Nasdaq: IDAI
(“Trust Stamp” or “The Company’)
Trust Stamp signs Multi-Year Agreement to provide AI-Powered Identity Solutions for government programs in Nigeria, in a Multi-Year, Multi-Million-Dollar Engagement
ATLANTA, GA - October 26, 2026: Trust Stamp (NASDAQ:IDAI), a global provider of AI-powered software solutions, today announced the signing of a three-year technology services and data sovereignty agreement with BLIP Limited, a Nigerian technology provider delivering national-scale digital registration and certification platforms for the Nigerian government. Under the agreement, Trust Stamp will provide AI-Powered identity solutions for government programs in Nigeria, in a multi-million-dollar engagement.
The deployment is expected to exceed one million enrolments in its first year of rollout, with the programs addressing a total population of tens of millions of people. The solution will be deployed in a customer-hosted environment, ensuring that all project data remains under Nigerian control and is processed in line with the Nigeria Data Protection Act 2023. Trust Stamp’s patented Irreversibly Transformed Identity Token (IT2) technology transforms sensitive biometric data into secure, revocable identity tokens, enabling large-scale identity verification and fraud prevention while reducing the risks associated with storing biometric data.
Trust Stamp CEO Gareth N. Genner commented, “This agreement is a significant milestone in our African growth strategy and one of the largest deployments of our technology to date. Governments across the continent are looking for identity infrastructure that is secure, scalable and sovereign, and our partnership with BLIP demonstrates how our privacy-preserving technology can support programs reaching tens of millions of people.”
Jonathan Patscheider, SVP at Trust Stamp, added, “BLIP brings deep local expertise and a proven registration platform, and together we can deliver trusted digital identity at national scale. We see strong demand for this model across Nigeria and the wider region, and we look forward to building on this partnership.”
Freeman Musa Yusuf, Managing Director and Chief Executive Officer of BLIP Limited, said:
“Africa must not merely consume the technologies that shape its future; we must build, govern and deploy the infrastructure that enables our people, institutions and economies to thrive. This partnership with Trust Stamp represents an important step in that direction.
At BLIP, our ambition is to help Nigeria and Africa build digital systems that are secure by design, scalable by architecture and sovereign by principle. Trusted identity is a foundational layer of a modern digital economy. It can strengthen program integrity, reduce opportunities for fraud, improve access to services, and help public institutions deliver services with greater confidence and accountability.
Our partnership combines Trust Stamp’s advanced, privacy-preserving biometric technology with BLIP’s understanding of Nigeria’s institutional environment, program delivery requirements, and technology ecosystem. Together, we intend to support identity infrastructure that can serve national priorities while meeting the demands of privacy, security, interoperability and operational scale.
For Nigeria, this is an opportunity to strengthen local ownership and control over critical digital infrastructure. For Africa, it demonstrates the potential of partnerships that combine global innovation with strong African implementation capability. Our objective is not simply to deploy a technology solution; it is to contribute to a trusted digital foundation upon which governments, institutions, businesses and citizens can build.”
From Identity Verification to National Program Integrity. Reliable identity infrastructure can play an important role across government and institutional programs, including digital registration, eligibility verification, certification and the administration of services. When appropriately designed and governed, it can help institutions establish greater confidence in enrolment records, strengthen controls against duplicate or fraudulent registrations, and improve the integrity of program operations. Through this partnership, BLIP and Trust Stamp aim to support deployments that respond to Nigeria’s national requirements while providing a sovereign technology model with relevance to other African markets. Successful implementation will depend on secure technical integration, appropriate governance, operational readiness, data protection, user safeguards and alignment with the requirements of each participating program. The partnership reflects a broader opportunity for African technology companies to work with global technology innovators while developing local capacity, strengthening institutional trust and supporting the continent’s digital transformation.
About Trust Stamp
Trust Stamp is a global provider of AI-powered services for use in multiple sectors including banking and finance, regulatory compliance, government, healthcare, real estate, communications, and humanitarian services. Its technology empowers organizations via advanced solutions that ensure technology and data sovereignty, reduce fraud, tokenize and secure assets and data, and securely authenticate users while protecting personal privacy, reducing friction in digital transactions, and increasing operational efficiency. With team members from over twenty nationalities in ten countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (NASDAQ:IDAI).
About BLIP Limited
BLIP Limited is a Nigerian technology company focused on the development and delivery of digital platforms, identity-related solutions, verification systems and technology infrastructure for government and institutional programmes. The company works to translate complex institutional requirements into secure, scalable and operationally practical digital solutions, with an emphasis on local implementation capability, trusted data practices and sustainable digital transformation.
BLIP’s vision is to contribute to an Africa where trusted digital infrastructure strengthens public institutions, expands access to services and enables inclusive economic growth.
Inquiries: shareholders@truststamp.ai
Safe Harbor Statement: Caution Concerning Forward-Looking Remarks All statements in this release that are not based on historical fact are “forward-looking statements” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events-based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.